As filed with the Securities and Exchange Commission on March 25, 2011
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITIGROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6021	52-1568099
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	399 Park Avenue New York, New York 10043 (212) 559-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
	Julie Bell Lindsay, Esq. General Counsel – Capital Markets and Corporate Reporting Citigroup Inc. 399 Park Avenue New York, New York 10043 (212) 559-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
_________________________
Copies to:
Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐__________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
4.75% Notes due 2015 of Citigroup Inc.	$165,749,000	100%	$165,749,000	$19,244

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION) DATED MARCH 25, 2011
PROSPECTUS

Offer to Exchange

$165,749,000 Principal Amount of Our 4.75% Notes due 2015

Which Have Been Registered Under the Securities Act

For Any and All

Of Our Existing Unregistered 4.75% Notes Due 2015

We are offering to exchange up to $165,749,000 of our new registered Citigroup Inc. 4.75% Notes due 2015 for up to $165,749,000 of our existing unregistered Citigroup Inc. 4.75% Notes due 2015.  The terms of the new notes are identical in all material respects to the terms of the existing notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions relating to the existing notes do not apply to the new notes.  The existing notes are not listed on any public securities exchange, and we do not intend to list them.  Application will be made to list the new notes on the regulated market of the Luxembourg Stock Exchange.

The new notes offered by this prospectus form a part of the same series as, and are fungible with, our outstanding 4.75% Notes due 2015 issued on May 19, 2010 and August 9, 2010.  Upon completion of this offering, and assuming all existing notes are exchanged for new notes, the aggregate principal amount of outstanding notes of this series will be $2,415,749,000.

To exchange your existing notes for new notes:

•	you are required to make the representations described on page 19 to us;

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Global Bondholders Services Corporation, by 5:00 p.m., New York time, on , 2011; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your existing notes for new notes.

See “Risk Factors” beginning on page 7 for a discussion of risk factors that you should consider before you decide whether to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The new notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup.  The new notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

_____________, 2011

TABLE OF CONTENTS

Page

Citigroup Inc.	ii
Forward-Looking Statements	ii
Where You Can Find More Information	v
Summary	1
Risk Factors	7
Use of Proceeds	9
Selected Historical Financial Data	10
Description of the Notes	11
The Exchange Offer	12
Material United States Tax Consequences of the Exchange Offer	20
Plan of Distribution	20
Validity Of Securities	21
Experts	21

This prospectus incorporates important business and financial information about Citigroup Inc. that is not included in or delivered with this prospectus.  We will provide this information to you at no charge upon written or oral request directed to Citigroup Document Services; 540 Crosspoint Parkway; Getzville, NY 14068; (716) 730-8055 (tel.); (877) 936-2737 (toll free).  In order to ensure timely delivery of the information, any such request should be made no later than five business days before the expiration date of the exchange offer or                                   , 2011.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for existing notes acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation.

i

CITIGROUP INC.

Citigroup is a global diversified financial services holding company whose businesses provide a broad range of financial services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through its Citicorp (consisting primarily of Regional Consumer Banking, Securities and Banking, and Global Transaction Services), Citi Holdings and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup’s subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its creditors.

The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in other information incorporated by reference in this prospectus are forward-looking statements within the meaning of the rules and regulations of the SEC. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus, the factors listed and described under “Risk Factors” in Citigroup’s 2010 Annual Report on Form 10-K and the factors listed below:

•	the potential impact on Citigroup’s Japan operations and customers resulting from the recent earthquake and tsunami;

•
the impact of the ongoing implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Financial Reform Act”) on Citigroup’s business activities and practices, costs of operations and overall results of operations;

•	the impact of increases in FDIC insurance premiums on Citigroup’s earnings and competitive position, in the U.S. and globally;

•
Citigroup’s ability to maintain, or the increased cost of maintaining, adequate capital in light of changing regulatory capital requirements pursuant to the Financial Reform Act, the capital standards adopted by the Basel Committee on Banking Supervision (including as implemented by U.S. regulators) or otherwise;

•
disruption to, and potential adverse impact to the results of operations of, certain areas of Citigroup’s derivatives business structures and practices as result of the central clearing, exchange trading and “push-out” provisions of the Financial Reform Act;

•	the potential negative impacts to Citigroup of regulatory requirements aimed at facilitation of the orderly resolution of large financial institutions, as required under the Financial Reform Act;

•
risks arising from Citigroup’s extensive operations outside the U.S., including compliance with conflicting or inconsistent regulations and Citigroup’s ability to continue to compete effectively with competitors who may face fewer regulatory constraints;

•	the impact of recently enacted and potential future regulations on Citigroup’s ability and costs to participate in securitization transactions;

•
a reduction in Citigroup’s or its subsidiaries’ credit ratings, including in response to the passage of the Financial Reform Act, and the potential impact on Citigroup’s funding and liquidity, borrowing costs and access to the capital markets, among other factors;

•
the impact of restrictions imposed on proprietary trading and funds-related activities by the Financial Reform Act, including the potential negative impact on Citigroup’s market-making activities and its global competitive position with respect to its trading activities;

•
increased compliance costs and possible changes to Citigroup’s practices and operations with respect to a number of its U.S. Consumer businesses as a result of the Financial Reform Act and the establishment of the new Bureau of Consumer Financial Protection;

•	the continued impact of The Credit Card Accountability Responsibility and Disclosure Act of 2009 as well as other regulatory requirements on Citigroup’s credit card businesses and business models;

•
the exposure of Citigroup, as originator of residential mortgage loans, sponsor of residential mortgage-backed securitization transactions or servicer of such loans, or in such transactions, or in other capacities, to government sponsored enterprises (“GSEs”), investors, mortgage insurers, or other third parties as a result of representations and warranties made in connection with the transfer or securitization of such loans;

•
the outcome of inquiries and proceedings by governmental entities, or judicial and regulatory decisions, regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages and mortgage transfer and securitization processes, and any potential impact on Citigroup’s foreclosures in process;

•
the continued uncertainty about the sustainability and pace of the economic recovery, including continued disruption in the global financial markets and the potential impact on consumer credit, on Citigroup’s businesses and results of operations;

•	Citigroup’s ability to maintain adequate liquidity in light of changing liquidity standards in the U.S. or abroad, and the impact of maintaining adequate liquidity on Citigroup’s net interest margin;

•	an “ownership change” under the Internal Revenue Code and its effect on Citigroup’s ability to utilize its deferred tax assets (“DTAs”) to offset future taxable income;

•	the potential negative impact on the value of Citigroup’s DTAs if corporate tax rates in the U.S., or certain foreign jurisdictions, are decreased;

•	the expiration of a provision of the U.S. tax law allowing Citigroup to defer U.S. taxes on certain active financial services income and its effect on Citigroup’s tax expense;

•	Citigroup’s ability to continue to wind down Citi Holdings at the same pace or level as in the past and its ability to reduce risk-weighted assets and limit its expenses as a result;

•	Citigroup’s ability to continue to control expenses, including through reductions at Citi Holdings, and to fund investments intended to grow the operations of Citicorp;

•	Citigroup’s ability to hire and retain qualified employees as a result of regulatory uncertainty regarding compensation practices or otherwise;

•
Citigroup’s ability to predict or estimate the outcome or exposure of the extensive legal and regulatory proceedings to which it is subject, and the potential for the “whistleblower” provisions of the Financial Reform Act to further increase Citigroup’s number of, and exposure to, legal and regulatory proceedings;

•	potential future changes in key accounting standards utilized by Citigroup and their impact on how Citigroup records and reports its financial condition and results of operations;

•
the accuracy of Citigroup’s assumptions and estimates, including in determining credit loss reserves, litigation and regulatory exposures, mortgage representation and warranty claims and the fair value of certain assets, used to prepare its financial statements;

•
Citigroup’s ability to maintain effective risk management processes and strategies to protect against losses, which can be increased by concentration of risk, particularly with Citigroup’s counter parties in the financial sector;

•	a failure in Citigroup’s operational systems or infrastructure, or those of third parties; and

•	Citigroup’s ability to maintain the value of the Citigroup brand.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C.  20549.  You can also request copies of the documents, upon payment of a duplication fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”).  As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents or parts of documents listed below and any documents subsequently filed (but not documents that are furnished, unless expressly incorporated herein by a reference in such furnished document) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-9924) on or after the date of this document until the termination of the offering under this prospectus:

(a)	Annual Report of Form 10-K for the year ended December 31, 2010;

(b)	Definitive Proxy Statement on Schedule 14A, filed on March 10, 2011; and

(c)
CurrentReports on Form 8-K filed on January 10, 2011; January 12, 2011; January 13, 2011; January 18, 2011; January 20, 2011; January 21, 2011; January 25, 2011; February 1, 2011; February 17, 2011; February 18, 2011; February 28, 2011; March 7, 2011; and March 21, 2011.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Citigroup Document Services
540 Crosspoint Parkway
Getzville, NY 14068
(716) 730-8055 (tel.)
(877) 936-2737 (toll free)

v

SUMMARY

This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

The Exchange Offer

On January 27, 2011, we consummated an exchange offer of our unregistered 4.75% Notes due 2015 for certain notes issued by our wholly owned subsidiary CitiFinancial Credit Company in a transaction exempt from registration under the Securities Act.  In connection with that offering, we entered into a registration rights agreement, dated as of January 27, 2011, with The Bank of New York Mellon in which we agreed to offer to exchange the unregistered Citigroup notes (“old notes”) for new Citigroup notes registered under the Securities Act (“new notes”).  This exchange offer is intended to satisfy our obligations under the registration rights agreement.  In this prospectus, the old notes and the new notes are referred to together as the “notes.”  You should read the discussion under the heading “Description of the Notes” for information regarding the notes.

The Exchange Offer
We are offering to exchange up to $165,749,000 aggregate principal amount of the new notes for an identical principal amount of the old notes.  The new notes are substantially identical to the old notes, except that:

•      the new notes will be freely transferable, other than as described in this prospectus;

•      the new notes will bear a different CUSIP number from the old notes;

•      the new notes will be fungible with our outstanding 4.75% Notes due 2015 issued on May 19, 2010 and August 9, 2010;

•      holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreement; and

•      the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreement.

For procedures for tendering, see “The Exchange Offer.”

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•      you are not one of our “affiliates”, which is defined

in Rule 405 of the Securities Act;

•      you acquire the new notes in the ordinary course of your business;

•      you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•      you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of Citigroup, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•      you must represent that you do not have any arrangement or understanding with us or any of our affiliates to distribute the new notes;

•      you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•      you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Registration Rights
Under the registration rights agreement, we have agreed to use our commercially reasonable best efforts to commence and complete an exchange offer for the old notes promptly, and no later than 225 days after the date of the registration rights agreement, and to hold the exchange offer open for not less than 20 days.  We are only required to complete one such exchange offer and do not intend to register the old notes under the Securities Act.

Additional Interest
Under the registration rights agreement, we also agreed to use our commercially reasonable efforts to cause the old notes to be freely tradable under Rule 144 under the Securities Act by holders of the old notes who are not affiliates of Citigroup after July 23, 2011 until January 24. 2012 (the “transferability condition”).  If we do not satisfy this obligation, then additional interest (in addition to the interest otherwise due on the old notes) will accrue on the old notes.

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date
The exchange offer will expire at 5:00 p.m. New York City time on                          , 2011 unless it is extended.  If we decide for any reason not to accept any old notes for exchange, your old notes will be returned without expense to you promptly after the exchange offer expires.

No Guaranteed Delivery
We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date.  Tenders not received by the Exchange Agent on or prior to the Expiration Date will be disregarded and of no effect.

Withdrawal rights	If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2011.

Appraisal rights	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. See “The Exchange Offer—Appraisal Rights.”

Exchange Date	Old notes will be accepted for exchange on the third business date following the expiration date.

Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See  “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	Global Bondholders Services Corporation is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not anticipate that we will register the old notes under the Securities Act.

If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

The New Notes

The summary below describes the principal terms of the new notes.  The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the old notes and the new notes.  The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act and will not have any of the transfer restrictions, registration rights and additional interest provisions relating to old notes.  The new notes will evidence the same debt as the old notes and be entitled to the benefits of the Indenture, dated as of March 15, 1987, between Citigroup and The Bank of New York Mellon, as trustee (as amended and supplemented, the “Indenture”).

Issuer	Citigroup Inc.

Ranking	Senior unsecured obligations of Citigroup ranking on an equal basis with all other unsecured senior indebtedness of Citigroup, whether existing at the time of issuance or created thereafter.

Maturity Date	May 19, 2015.

Principal Amount	Up to $165,749,000 aggregate principal amount of new notes will be issued in exchange for a like amount of old notes.

Fungibility
$2,250,000,000 aggregate principal amount of notes of this series have been previously registered under the Securities Act and sold to the public.  After the consummation of the exchange offer, assuming all of the old notes are exchanged for new notes, the aggregate principal amount of outstanding notes of this series that are registered under the Securities Act will be $2,415,749,000.

Coupon	4.750% per annum.

Accrued Interest
Holders of the old notes who participate in the exchange offer will not receive any interest accrued in respect of the old notes and will receive interest accrued in respect of the new notes from November 19, 2010.

Use of Proceeds	We will not receive any proceeds from the exchange of new notes for old notes.

Interest Payment Dates	The 19th day of each May and November. The next interest payment date is May 19, 2011.

Defeasance	Applicable. Provisions of Article Eleven of the Indenture apply.

Redemption at Issuer Option	Only for tax purposes.

Redemption for Tax Purposes
Available at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.

Sinking Fund	Not applicable.

Listing	Application will be made to list the new notes on the regulated market of the Luxembourg Stock Exchange. The outstanding $2,250,000,000 notes have been listed on that Exchange.

Minimum denomination / Multiples	$1,000 / multiples of $1,000 in excess thereof.

Trustee
The Bank of New York Mellon.  Citigroup has had and may continue to have banking relationships with the Trustee in the ordinary course of business.  The Trustee is party to the registration rights agreement.

Ratio of Income to Fixed Charges and
Ratio of Income to Combined Fixed Charges
Including Preferred Stock Dividends

The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years.

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of income to fixed charges (excluding interest on deposits)	1.78	NM	NM	1.01	1.81
Ratio of income to fixed charges (including interest on deposits)	1.52	NM	NM	1.01	1.51
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	1.78	NM	NM	1.01	1.80
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.52	NM	NM	1.01	1.50
___________________

NM: Not meaningful.

RISK FACTORS

Before tendering old notes, prospective participants in the exchange offer should carefully consider the risks described below specifically relating to the old and new notes and the exchange offer, as well as all of the information contained or incorporated by reference into this prospectus. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below and incorporated by reference also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Relating to the Notes and the Exchange Offer

You may not be able to sell your old notes if you do not exchange them for new notes in the exchange offer.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes. In general, you may not reoffer, resell or otherwise transfer the old notes in the United States unless they are: registered under the Securities Act; offered or sold under an exemption from the Securities Act and applicable state securities laws; or offered or sold in a transaction not subject to the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act.

Holders of the old notes who do not tender their old notes will have no further registration rights under the registration rights agreement.

Holders who do not tender their old notes in the exchange offer will not have any further registration rights under the registration rights agreement or otherwise.

The market for old notes may be significantly more limited after the exchange offer and you may not be able to sell your old notes after the exchange offer.

The old notes are not listed on any public securities exchange, and we do not plan to list them. If old notes are tendered and accepted for exchange under the exchange offer, the trading market for old notes that remain outstanding may be significantly more limited. As a result, the liquidity of the old notes not tendered for exchange could be adversely affected. The extent of the market for old notes and the availability of price quotations would depend upon a number of factors, including the number of holders of old notes remaining outstanding and the interest of securities firms in maintaining a market in the old notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for old notes that are not exchanged in the exchange offer may be affected adversely as old notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the old notes that are not exchanged more volatile.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of the exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes under the Securities Act, you may incur liability under the Act. We do not and will not assume, or indemnify you against, this liability.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement.  We will not receive any cash proceeds from the issuance of the new notes.  The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes.  We will cancel all of the old notes surrendered in exchange for the new notes.  We have agreed to bear the expense of the exchange offer.

We did not receive any cash proceeds from the issuance of the old notes.  The old notes were exchanged for securities of our wholly owned subsidiary CitiFinancial Credit Company.  We cancelled all of the CitiFinancial Credit Company securities surrendered in exchange for the old notes.

SELECTED HISTORICAL FINANCIAL DATA

We are providing or incorporating by reference in this prospectus selected historical financial information of Citigroup. We derived this information from the consolidated financial statements of Citigroup for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus, copies of which can be obtained free of charge. See “Where You Can Find More Information” on page v.

The consolidated audited annual financial statements of Citigroup for the fiscal years ended December 31, 2010, 2009 and 2008, are incorporated herein by reference. These statements are obtainable free of charge.

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006
	(dollars in millions, except per share amounts)
Income Statement Data:
Total revenues, net of interest expense(1)	$86,601	$80,285	$51,599	$77,300	$86,327
Income (loss) from continuing operations	10,951	(1,066)	(32,029)	3,192	20,740
Citigroup’s net income (loss)	10,602	(1,606)	(27,684)	3,617	21,538
Dividends declared per common share(2)	―	0.01	1.12	2.16	1.96
Balance Sheet Data:
Total assets(1)	$1,913,902	$1,856,646	$1,938,470	$2,187,480	$1,884,167
Total deposits	844,968	835,903	774,185	826,230	712,041
Long-term debt(l)	381,183	364,019	359,593	427,112	288,494
Total Citigroup stockholders’ equity(l)	163,468	152,700	141,630	113,447	119,632

(1)
Effective January 1,2010, Citigroup adopted SFAS No. 166 (now incorporated into Accounting Standards Codification (ASC) 860) and SFAS No. 167 (now incorporated into  ASC 810). The adoption was done on a prospective basis and, accordingly, prior periods have not been restated.

(2)	Amounts represent Citigroup’s historical dividends per common share and have been adjusted to reflect stock splits.

DESCRIPTION OF THE NOTES

The following summaries of certain provisions of the notes do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions in the Indenture, dated as of March 15, 1987, between Citigroup and The Bank of New York Mellon, as trustee (as amended and supplemented, the “Indenture”). Copies of the Indenture are available upon request from the exchange agent at the address and telephone number set forth in this prospectus. The old notes were issued under the Indenture, and the new notes will also be issued under the Indenture.  For more information about the notes, please see the “Description of Debt Securities” section in the prospectus filed by Citigroup with the SEC on May 14, 2010, incorporated by reference herein.

The notes will be Citigroup’s 4.75% Notes due 2015.

The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. All the notes are unsecured obligations of Citigroup and will rank equally with all other unsecured senior indebtedness of Citigroup, whether currently existing or hereinafter created.

Citigroup may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes.  Any such additional notes issued could be considered part of the same series of notes under the Indenture as the notes.

The notes will bear interest at a fixed rate of 4.750% per annum. Interest on the notes will be paid semi-annually on the 19th day of each May and November.  The next interest payment date is May 19, 2011. Interest on the notes will accrue from November 19, 2010. Holders of the old notes who participate in the exchange offer will not receive any interest accrued in respect of the old notes and will receive interest accrued in respect of the new notes from November 19, 2010. All payments of interest will be made to the persons in whose names the notes are registered on the May 15 or November 15 preceding the interest payment date.

Interest will be calculated and paid as described under “Description of Debt Securities — Interest Rate Determination — Fixed Rate Notes” and “— Payments of Principal and Interest” in the prospectus we filed with the SEC on May 14, 2010.

The notes will mature on May 19, 2015. The notes may not be redeemed prior to maturity unless changes involving United States taxation occur which could require Citigroup to pay additional amounts, as described under “Description of Debt Securities — Payment of Additional Amounts” and “— Redemption for Tax Purposes” in the prospectus we filed with the SEC on May 14, 2010.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On January 27, 2011, we consummated an exchange offer of our unregistered 4.75% Notes due 2015 (“old notes”) for certain notes issued by our wholly owned subsidiary CitiFinancial Credit Company in a transaction exempt from registration under the Securities Act.  In connection with that offering, we entered into a registration rights agreement, dated as of January 27, 2011, with The Bank of New York Mellon.  In the registration rights agreement, we agreed to use our commercially reasonable best efforts to:

(1)
cause to be filed a registration statement covering an offer to the holders of the old notes to exchange all of their old notes eligible for registration for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act (“new notes”),

(2)	have such registration statement be declared effective by the SEC within 180 days of the execution of the registration rights agreement, and

(3)
commence and complete the exchange offer promptly, but no later than 45 days after the registration statement is declared effective and hold the exchange offer open for not less than 20 days after such effective date.

The new notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

The Exchange Offer

Upon the terms and subject to the conditions contained in this prospectus and in the accompanying letter of transmittal, we are offering to exchange up to $165,749,000 aggregate principal amount of the new notes for an identical principal amount of the old notes.  The new notes are substantially identical to the old notes, except that:

•	the new notes have been registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the new notes will bear a different CUSIP number from the old notes;

•	holders of the new notes will not be entitled to the rights of the holders of the old notes under the registration rights agreement; and

•	the new notes will not contain any provisions regarding the payment of additional interest for failure to satisfy obligations under the registration rights agreement.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the Indenture.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of Citigroup, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement or understanding with us or any of our affiliates to distribute the new notes;

•
you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Shelf Registration Statement

If, because of changes in law, applicable rules and regulations of the SEC or applicable interpretations thereof by the staff of the SEC, we are not permitted to effect this exchange offer as contemplated by the registration rights agreement, the exchange offer is not consummated within 225 days of the date of the registration rights agreement or the exchange offer is not available to any holder of the old notes, then we have agreed to file a shelf registration statement providing for the sale of all old notes that are registrable by holders thereof within 60 days of such determination and to use commercially reasonable efforts to cause the shelf registration statement to be effective until the earlier of two years after its effective date or such time as all old notes that are registrable have been sold thereunder or cease to be outstanding or cease otherwise to be registrable.  We have agreed to pay the expense of any shelf registration.

A holder selling old notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to a selling holder, including certain indemnification obligations.

Transferability Condition and Additional Interest

Under the registration rights agreement, we also agreed to use our commercially reasonable efforts to cause the old notes to be freely tradable under Rule 144 under the Securities Act by holders of the old notes who are not affiliates of Citigroup after July 23, 2011 until January 24, 2012 (the “transferability condition”).  If we do not satisfy this obligation, then additional interest (in addition to the interest otherwise due on the notes that are the subject of that registration rights agreement) will accrue on such old notes.

If the transferability condition is not satisfied, additional interest will accrue at a rate of 0.25% per annum for the first 90 day period and thereafter at a rate of 0.50% per annum for the duration of the default.  Following cure of any default of the transferability condition, the accrual of additional interest will cease and interest will revert to the original rate.

The summary of the provisions of the registration rights agreement contained in this prospectus does not contain all of the terms of the agreement. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer.  Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•
When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

•
We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes.  We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•
The exchange offer expires at 5:00 p.m., New York City time, on             , 2011; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.  The term “expiration date” means             , 2011 or, if extended by us, the latest time and date to which the exchange offer is extended.

•
As of the date of this prospectus, $165,749,000 in aggregate principal amount of the old notes were outstanding.  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described in the section called “Conditions to the Exchange Offer” below.

•
We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below.  During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised.  Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•
We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.  In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•
We will promptly give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes.  If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.  Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•
Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•
All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by Citigroup in its sole discretion, which determination shall be final and binding.

•
We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•
We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.  Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•
Neither Citigroup, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Global Bondholders Services Corporation at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2)
a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date.

The method of delivery of old notes and letters of transmittal is at your election and risk.  If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used.  In all cases, sufficient time should be allowed to assure timely delivery.  No letters of transmittal or old notes should be sent to Citigroup.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date.  Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Citigroup, proper evidence satisfactory to Citigroup of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer.  See “Conditions to the Exchange Offer” below.  For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus.  Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation.  The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed below under “Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes.  Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities.  A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date.  Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.”  Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn

•	the old notes to be withdrawn

•	the principal amount of the old notes to be withdrawn

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

•
if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

•
if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties.  Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition.  Our failure at any time to exercise the foregoing rights  shall not be considered a waiver by us of that right.  Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the Indenture under the Trust Indenture Act.

Exchange Agent

Global Bondholders Services Corporation has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver To:

Global Bondholders Services Corporation, Exchange Agent
65 Broadway - Suite 404, 4th Floor
New York, NY 10006

Facsimile Transmissions:
(212) 430-3775

To Confirm by Telephone
or for Information:
(866) 612-1500 (toll free)
(212) 430-3774 (collect)

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates.  We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders.  We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.  However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $       .

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act.  The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of Citigroup or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretations of the staff of the SEC;

(2)	will not be able to tender its old notes in the exchange offer; and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal, each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, any broker-dealer participating in the exchange offer who acquired old notes for its own account as a result of market-making or other trading activities and who received new notes in exchange for such old notes in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders.  When a holder exchanges an old security for a new security in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the new notes or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act.  Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon for Citigroup by Michael J. Tarpley, Associate General Counsel — Capital Markets of Citigroup. Mr. Tarpley beneficially owns, or has rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock.

EXPERTS

The consolidated financial statements of Citigroup Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2010 and 2009, and management’s assessment of the effectiveness of Citigroup’s internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes in Citigroup’s methods of accounting for qualifying special purpose entities, variable interest entities, embedded credit derivatives, other-than-temporary impairments on investment securities, business combinations, noncontrolling interests in subsidiaries, and earnings per share.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of such Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of such Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section Four of Article IV of Citigroup’s by-laws provides that Citigroup shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

Citigroup also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of Citigroup’s Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

The directors and officers of Citigroup are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Citigroup. Any agents, dealers or underwriters who execute any underwriting or distribution agreement relating to securities offered pursuant to this Registration Statement will agree to indemnify Citigroup’s directors and their officers who signed the Registration Statement against certain liabilities that may arise under the Securities Act with respect to information furnished to Citigroup by or on behalf of such indemnifying party.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Registration Rights Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of Citigroup Inc. by the holders of the old notes against certain liabilities.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document
4.1*	Registration Rights Agreement dated as of January 27, 2011 between Citigroup Inc. and The Bank of New York Mellon, not in its individual capacity but solely as Trustee
4.2
Indenture, dated as of March 15, 1987, between Primerica Corporation, a New Jersey corporation, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.01 to Citigroup’s Registration Statement on Form S-3 (No. 33-55542))

4.3
First Supplemental Indenture, dated as of December 15, 1988, among Primerica Corporation, Primerica Holdings, Inc. and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.02 to Citigroup’s Registration Statement on Form S-3 (No. 33-55542))

4.4
Second Supplemental Indenture, dated as of January 31, 1991, between Primerica Holdings, Inc. and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.03 to Citigroup’s Registration Statement on Form S-3 (No. 33-55542))

4.5
Third Supplemental Indenture, dated as of December 9, 1992, among Primerica Holdings, Inc., Primerica Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 5 to Citigroup’s Form 8-A dated December 21, 1992, with respect to Citigroup’s 73/4% Notes Due

Exhibit No.	Document
June 15, 1999 (No. 1-9924))
4.6
Fourth Supplemental Indenture, dated as of November 2, 1998, between Citigroup and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.01 to Citigroup’s Quarterly Report on Form 10-Q for the period ended September 30, 1998)

4.7
Fifth Supplemental Indenture, dated as of December 9, 2008, between Citigroup and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.04 to Citigroup’s Current Report on Form 8-K filed on December 11, 2008)

4.8	Form of Note for the new notes (incorporated by reference to Exhibit 4.01 to Citigroup’s Current Report on Form 8-K filed on May 19, 2010)
5.1*	Opinion of Michael J. Tarpley, Esq. with respect to the new notes
12.1	Calculation of Ratio of Income to Fixed Charges (incorporated by reference to Exhibit 12.01 to Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2010)
12.2	Calculation of Ratio of Income to Fixed Charges Including Preferred Stock (incorporated by reference to Exhibit 12.02 to Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2010)
23.1*	Consent of Michael J. Tarpley, Esq. (contained in his opinion filed as Exhibit 5.1)
23.2*	Consent of KPMG LLP
24*	Powers of Attorney of certain Directors
25*
Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon (formerly, The Bank of New York), as trustee under the Indenture dated as of March 15, 1987, as supplemented

99.1*	Form of Letter of Transmittal
99.2*	Form of Letter to Clients
99.3*	Form of Letter to Nominee
99.4*	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

* Filed herewith.

(b) Financial Statement Schedules

All financial statement schedules have been omitted because they are not applicable or not required or the required information is included in Citigroup’s financial statements for the year ended December 31, 2010 or the notes thereto, which are incorporated herein by reference.

Item 22.  Undertakings

(a)      The undersigned hereby undertakes:

(1)           To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; and (C) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3 and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona file offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)      The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)      The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Citigroup Inc. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 25, 2011.

CITIGROUP INC.
By:	/s/ John C. Gerspach
	Name:	John C. Gerspach
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the City of New York, State of New York, on March 25, 2011.

/s/ Vikram S. Pandit	Chief Executive Officer and Director (Principal Executive Officer)
Vikram S. Pandit
/s/ John C. Gerspach	Chief Financial Officer (Principal Financial Officer)
John C. Gerspach
/s/ Jeffrey R. Walsh	Chief Accounting Officer (Principal Accounting Officer)
Jeffrey R. Walsh
*	Director
Alain J.P. Belda
*	Director
Timothy C. Collins
*	Director
Jerry A. Grundhofer
*	Director
Robert L. Joss, Ph.D.
*	Director
Andrew N. Liveris
*	Director
Michael E. O’Neill
*	Director
Richard D. Parsons

*	Director
Lawrence R. Ricciardi
*	Director
Judith Rodin
*	Director
Robert L. Ryan
*	Director
Anthony M. Santomero
*	Director
Diana L. Taylor
*	Director
William S. Thompson, Jr.
*	Director
Ernesto Zedillo

*By:	/s/ John C. Gerspach
John C. Gerspach
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Document
4.1*	Registration Rights Agreement dated as of January 27, 2011 between Citigroup Inc. and The Bank of New York Mellon, not in its individual capacity but solely as Trustee
4.2
Indenture, dated as of March 15, 1987, between Primerica Corporation, a New Jersey corporation, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.01 to Citigroup’s Registration Statement on Form S-3 (No. 33-55542))

4.3
First Supplemental Indenture, dated as of December 15, 1988, among Primerica Corporation, Primerica Holdings, Inc. and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.02 to Citigroup’s Registration Statement on Form S-3 (No. 33-55542))

4.4
Second Supplemental Indenture, dated as of January 31, 1991, between Primerica Holdings, Inc. and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.03 to Citigroup’s Registration Statement on Form S-3 (No. 33-55542))

4.5
Third Supplemental Indenture, dated as of December 9, 1992, among Primerica Holdings, Inc., Primerica Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 5 to Citigroup’s Form 8-A dated December 21, 1992, with respect to Citigroup’s 73/4% Notes Due June 15, 1999 (No. 1-9924))

4.6
Fourth Supplemental Indenture, dated as of November 2, 1998, between Citigroup and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.01 to Citigroup’s Quarterly Report on Form 10-Q for the period ended September 30, 1998)

4.7
Fifth Supplemental Indenture, dated as of December 9, 2008, between Citigroup and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.04 to Citigroup’s Current Report on Form 8-K filed on December 11, 2008)

4.8	Form of Note for the new notes (incorporated by reference to Exhibit 4.01 to Citigroup’s Current Report on Form 8-K filed on May 19, 2010)
5.1*	Opinion of Michael J. Tarpley, Esq. with respect to the new notes
12.1	Calculation of Ratio of Income to Fixed Charges (incorporated by reference to Exhibit 12.01 to Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2010)
12.2	Calculation of Ratio of Income to Fixed Charges Including Preferred Stock (incorporated by reference to Exhibit 12.02 to Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2010)
23.1*	Consent of Michael J. Tarpley, Esq. (contained in his opinion filed as Exhibit 5.1)
23.2*	Consent of KPMG LLP
24*	Powers of Attorney of certain Directors
25*
Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon (formerly, The Bank of New York), as trustee under the Indenture dated as of March 15, 1987, as supplemented

99.1*	Form of Letter of Transmittal
99.2*	Form of Letter to Clients
99.3*	Form of Letter to Nominees
99.4*	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*Filed herewith.